Ex.-(a)(iii)

CERTIFICATE OF AMENDMENT

TO THE

AGREEMENT AND DECLARATION OF TRUST

OF

GAMCO NATURAL RESOURCES, GOLD & INCOME TRUST BY GABELLI

WHEREAS, the Trustees of GAMCO Natural Resources, Gold & Income Trust by Gabelli, a Delaware statutory trust (the “Trust”), have approved the amendment of the Trust’s Agreement and Declaration of Trust, dated August 15, 2008 (the “Declaration of Trust”), in accordance with Section 7.3 thereof;

WHEREAS, pursuant to this Certificate of Amendment, effective as of March 28, 2014, the name of the Trust will be changed to “GAMCO Natural Resources, Gold & Income Trust;”

NOW, THEREFORE, the Declaration of Trust is amended as follows:

1. The Section 1.1 is amended and restated in its entirety to read as follows:

1.1 Name. This Trust shall be known as the “GAMCO Natural Resources, Gold & Income Trust” and the Trustees shall conduct the business of the Trust under that name or any other name or names as they may from time to time determine.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment, to be effective as of the 28th day of March, 2014.

/s/ Anthony J. Colavita
Anthony J. Colavita Trustee	William F. Heitmann Trustee

/s/ James P. Conn	/s/ Michael J. Melarkey
James P. Conn Trustee	Michael J. Melarkey Trustee

/s/ Kuni Nakamura
Mario d’Urso Trustee	Kuni Nakamura Trustee

/s/ Anthonie C. van Ekris
Vincent D. Enright Trustee	Anthonie C. van Ekris Trustee

/s/ Frank J. Fahrenkopf, Jr.
Frank J. Fahrenkopf, Jr. Trustee	Salvatore J. Zizza Trustee